 MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), for the purchase and sale of one hundred percent (100%) of the membership interests (“Interests”) of Hydro Innovations LLC, a Colorado limited liability company (“Company”), is made and entered into on this March 31st, 2014, by and among the Company and its owners Stephen Keen and Brandy Keen, (collectively, “Sellers”), and SURNA, Inc., a Nevada corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company is a limited liability company duly organized and existing under the laws of the State of Colorado; and

WHEREAS, Sellers own or are acquiring all of the following Interests of the Company’s listed below; and

WHEREAS, It is the intent of the Parties to this Agreement that the Parties will (i) enter into an exclusive ten (10) year exclusive license agreement for the use of Seller’s intellectual property (attached hereto as Exhibit A), and (ii) Purchaser acquires the Company, including, but not limited to, the assets of Sellers, and all Hydro Innovations, LLC intellectual property, trade names, customer lists, physical properties and any and all leasehold interests in those venues where such business(es) are located and operating (the “Contemplated Transaction”); and

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, all of the herein defined interests of the Company(s) for the consideration herein contained; and

WHEREAS, the Company desires to consent to and approve the transaction, including adding Purchaser as a member of the Company with all management rights relating thereto; and

WHEREAS, the Parties agree that the terms of this agreement shall be subject to an audit under Generally Accepted Accounting Principles (the “Audit”) and an intellectual property valuation (“Valuation”) by Purchaser whereby no exchange of ownership shall occur until Purchaser deems this Agreement to be valid and binding as defined herein; and

WHEREAS, during the period of time between execution of this Agreement and the execution of Closing “Audit Period”, the Parties agree to be bound by this Agreement as a definitive intent to close the Contemplated Transaction, and further agree that the License shall survive regardless as to whether the Contemplated Transaction closes.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual covenants, conditions, provisions, and agreements contained herein, the Parties hereto hereby agree respectively for themselves, their respective heirs, legal representatives, and successors, as follows:

ARTICLE I

PURCHASE, CLOSING, TRANSFER OF MEMBERSHIP INTERESTS

Section 1.1.

Ownership.  As of the date of this Agreement, one hundred percent (100%) of the membership interests of the Company’s are or will be owned by Seller, as set forth in the recitals above.  The recitals are incorporated herein and include all properties and interests of Company.

Section 1.2

License Agreement.

The Parties agree to enter into an exclusive perpetual license for distribution, sales and installation of products utilizing the Company’s intellectual property including, but not limited to: (i) a provisional patent pending #61/940578 Air Conditioning condenser attachment for high efficiency liquid chillers (“Chiller Patent”), and (ii) rights appurtenant to, including exploitation, of the Trademarked “Heat Shield” brand (“Heat Shield”), and (iii) any and all other intellectual properties now existing or otherwise created by Sellers for a period of 10 years (“Seller’s IP”) (collectively referred to as the “License”).

Section 1.3

Terms of License Agreement.

     Under the License, Sellers will receive a 10% commission on net revenue (as defined in the license agreement) derived from the sale and installation from all products utilizing the IP. During the Audit Period, Purchaser will have the rights to perform its due diligence, including a thorough audit of the Company. This Agreement shall remain in force for a period of six months unless extended by mutual agreement of the Parties.  If the Agreement expires or Purchaser decides not to close the Contemplated Transaction (subject to the limitations herein listed), the License shall remain in force and effect for its remaining term.

Section 1.4

License Termination.  If, and only if, the Contemplated Transaction closes upon culmination of the Audit and Valuation, the parties hereby agree to terminate the License.

Section 1.5

Membership Interests.  Seller agrees to sell, and the Company agrees to cause the transfer to Purchaser, and Purchaser agree to purchase from Seller, one hundred percent (100%) of the membership interests and all such Interests, rights, titles appurtenant thereto, collectively referred to herein as the “Interests.”

Section 1.6

Purchase Price.  The total purchase price (“Purchase Price”) to be paid to the Seller for the Interests and all lease assignments and Seller’s covenants contained herein, in aggregate, is Five Hundred Thousand Dollars and No Cents ($500,000.00) subject to Audit determining that the total book value, when added with the Valuation, is greater than Five Hundred Thousand Dollars ($500,000.00). If not, the total Purchase Price is subject to redetermination.  The Purchase Price includes the assumption of a  Two Hundred Fifty Thousand Dollars ($250,000.00) Promissory Note and Two Hundred Fifty Thousand Dollars ($250,000.00) in cash payable as follows:

(a) Five, Fifty Thousand Dollar ($50,000.00) payments, in cash or shares of common stock of Purchaser at Company’s sole discretion, to be made to Sellers in quarterly installments until a total of Five Hundred Thousand Dollars ($500,000.00) have been paid to Seller

(b) Purchaser shall be entitled to make additional payments toward the principal amount owing without penalty during the course of repayment.

Section 1.7.

Closing.    Closing on the sale and purchase of the Interests (the “Closing”) shall, without delay, take place within one week of culmination of the Audit and Valuation at such place as shall be mutually agreed to in writing by the parties. At Closing, Purchaser shall deliver the payment as referenced in Section 1.6(a) and 1.6(b), and Seller shall execute an Assignment of Membership Interests, transferring, conveying and delivering the Interests to Purchasers (attached hereto as Exhibit B).

ARTICLE II
CERTAIN UNDERSTANDINGS AND AGREEMENTS

Section 2.1.

Acceptance by Parties.  This Agreement shall be subject to, and is expressly conditioned upon, acceptance and execution by Seller and Purchaser.

Section 2.2.

Conduct of the Business.  The Company and Seller agree that from the date hereof to the Closing Date, except to the extent otherwise permitted by this Agreement or given consent to in writing by Purchaser, the Company:

(a)

Seller will operate its business and will cause the Company to operate its business as presently operated and only in the ordinary course;

(b)

 Seller will maintain and will cause the Company to maintain all of its respective properties, fixtures, and equipment in customary repair, order, and condition, reasonable wear and tear excepted; and

(c)

Seller will pay all royalties, advertising fees, rent, utility charges, salaries, and all other expenses or debts or claims, through and including the Closing Date.

Section 2.3.

Access.  The Seller agrees to permit Purchaser and their agents, and representatives, on reasonable notice, to have access to the premises, assets, and books and records of the Company during normal business hours and to furnish such data and other information with respect to the assets and business of the Company as Purchaser shall, from time to time, reasonably request and as shall not unreasonably interfere with or disrupt the business of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
AND THE COMPANY

Sellers and the Company represent and warrant to Purchaser as follows:

Section 3.1.

The Company is a limited liability company duly organized and existing, in good standing, under the laws of the State of Colorado and does business only in this state.  The Company has full power and authority to own, lease and operate its properties and conduct its business as and in the places where such properties are now owned, leased and operated, or such business is now located.

Section 3.2.

The Company owns no securities of any corporation or any interest in any other partnership or business entity, except as disclosed herein.

Section 3.3.

The authorized membership interests of the Company consist of all ownership and authorized interests of any company incorporated in Colorado. No membership interests have been issued and are outstanding to anyone other than Sellers, and all of said membership interests (“Interests”) are owned by Sellers free and clear of any pledges, liens, claims or agreements restricting the transfer contemplated by this Agreement other than those disclosed by Sellers to Purchaser.  The Interests have been duly authorized and validly issued and are fully paid and non-assessable with no liability attending to the ownership thereof.  The Interests have been issued in compliance with all applicable federal and state securities laws and no past or present holder thereof is entitled to any right of rescission in respect thereof. The Sellers own respectively all of the Interests registered in their names on the books of the Company and ownership rights, are free and clear of all liens, pledges, mortgages, security interest, encumbrances, claims, and equities whatsoever and has full right, power, and authority to sell and deliver such Interests as disclosed in this transaction.

Section 3.4.

No dividends or distributions have been paid or declared on the Interests of the Company.

Section 3.5.

The Company has sole and exclusive title (no liens, encumbrances, security agreements, etc.) to all good will, fixtures, personal property, assets, intellectual property, licenses, permits, trade names, and other items of value presently used or in or on the premises of the Company, or which is used in furtherance of the Company’s business.

Section 3.6.

The Company has complied with the laws, regulations, and orders applicable to its business and properties, real and personal.  The licenses and permits owned or maintained by the Company are adequate and sufficient to permit the Company to conduct its business as presently being conducted, and the Company has no knowledge of any claims or alleged claims with respect to the same.

Section 3.7.

The Company has made adequate provision for all applicable federal income, federal excess profits, state income, franchise, real property, personal property, sales, employee, and all other taxes of the Company, including interest and pen1alties in respect thereof, for all fiscal periods through Closing, which are otherwise now or may become due.

Section 3.8.

Neither the Company nor Sellers have received any notice with respect to the rights of others to use the Company’s name, assets and other properties, real and personal, tangible or intangible that have not already been noticed.

Section 3.9.

The Company has in full force and effect policies of general liability insurance, of the types and in the amounts as a prudent business person would have in a similar business, and will continue all such insurance in full force and effect up to and including the Closing Date and is the sole owner and beneficiary of all such policies.

Section 3.10.

The Company has no knowledge of any action, proceeding or investigation pending or threatened against the Company before any court or before any governmental commission, board, agency or instrumentality, nor do Sellers know or have reason to know of any basis for any such action, proceeding or investigation, resulting in any order, injunction or decree against the Company.

Section 3.11.

There are no existing collective bargaining agreements relating to the Company’s employees.  There are no liabilities for accrued vacation pay or sick leave pay.  There are no employment agreements, profit sharing plans, or other compensation programs covering or affecting such employees which will continue beyond the date of closing.

Section 3.12.

Neither the execution of this Agreement by Sellers nor the performance of their obligations hereunder will result in a breach or violation by Sellers of the terms, conditions or provisions of, or constitute a default by Sellers under any agreement or instrument to which Sellers are a party or by which they are bound, or any decree, judgment, order, law or regulation now in effect of any governmental authority having jurisdiction over Sellers.

Section 3.13.

Sellers have, and on the Closing Date will have, full legal right, power and authorization, and any approval required by law, to sell, assign, transfer and deliver to Purchaser the Company and its business, whether by sale and purchase of the assets of the Company or sale and purchase of the Interests.

Section 3.14.

No broker or finder has been employed by Sellers with respect to any of the transactions contemplated by this Agreement.

Section 3.15.

Sellers and the Company have not incurred, and will not incur prior to  Closing, any liabilities, debts or obligations not disclosed to Purchaser prior to execution of this Agreement, other than such liabilities, debts or obligations as may arise in the normal course of business by the Sellers.

Section 3.16.

The financial statements, books and records of the Company are materially true and correct in all respects.

Section 3.17

The Company is the sole and exclusive tenant of the real properties and improvements located at 1780 55th St., Suite A, Boulder, CO 80301, (“Property” or “Properties”), under that Lease by and between the Company and the landlord, dated at various times (“Leases”).  In that regard, to the best of Seller’s knowledge, having disclosed all relevant exchanges, potential liabilities and potential encumbrances with the Purchaser, that:

1.

No Other Agreements.  There are no leases, notes, security agreements, financing statements, deeds of trust, service contracts, or other agreements or instruments affecting the Property which were authorized or created by Sellers or the Company and not disclosed to Seller.

2.

Compliance. Sellers have complied with all applicable laws, ordinances, regulations, and restrictions relating to the zoning and development of the Property, and the Company’s business at the Property.

3.

No Condemnation.  There is no pending, and to the best of Sellers knowledge, there is no threatened or contemplated condemnation or similar proceedings affecting the Property by any governmental authority.  “Governmental authority” means the United States, State of Colorado, City of Boulder or County of Boulder, Colorado, and any agency, department, commission, board, bureau, or instrumentality of any of them.

4.

Encumbrances.  There are no unpaid charges, liabilities, or obligations arising from the construction, ownership, or operation of the Property which could give rise to any mechanic's or material men’s or other statutory lien against the Property.

5.

No Governmental Proceedings.  There are no pending and, to the   best of Sellers’ knowledge, there are no threatened governmental proceedings or any other fact which would limit or result in the termination of access to the Property.  Sellers represent that as of this date no notices, either written or oral, have been received from any local, county, state or federal governmental body or agency, advising Sellers of any condition which violates or allegedly violates any federal, state or local law, rule or regulation or requiring any corrective measures to the Property.

6.

No Other Permitted Exceptions.  To the best of Sellers knowledge, there exists no judicial, quasi-judicial, administrative, or other proceedings or court order, unrecorded deed restriction, or restrictive covenant, or other private limitation which might in any way impede or adversely affect the use of the Property.

7.

No Breach or Default.  Performance of this Agreement shall not result in any breach, or constitute any default under the Lease, or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Sellers or the Property might be bound.  The Lease is in full force and effect, without any breach or default by any party.

8.

No Uncured Notices.  There are no uncured notices which have been served by any governmental authority of violations of law, rules, or regulations, including, without limitation, violations of environmental or drainage laws, rules, or regulations.

9.

No Notice of Special Assessments.  Sellers have received no notice that any special assessment of any governmental agency or authority, school board, or utility company is pending, noted, or levied against all or any portion of the Property.

10.

No Hazardous Wastes.  To the best of Sellers knowledge, Sellers have not knowingly caused there to be, and is unaware of, any toxic ignitable, reactive, or corrosive materials, substance, or vapors located upon or below the surface of the Property, including, without limitation, any substances defined as “hazardous wastes,” “hazardous substance,” or similar phrases as regulated or governed by federal, state, or local law.

11.

No Post-Contract Waste or Encumbrances.  From the date of this Contract until the Closing Date, Sellers and the Company shall not: (i) commit or permit to be committed any waste on the Property, and (ii) enter into any agreement or instrument or take any action that would encumber the Property after Closing, that would bind Purchaser or the Property after Closing, or that would be outside the normal scope of maintaining and operating the Property.

12.

Condition of Property.  The Property shall be in substantially the same condition on the Closing Date as on the date of this Agreement.

13.

No Foreign Person.  Sellers are not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1954.

14.

Other.  Sellers have no knowledge of any patent or latent defects, deficiencies or subsurface anomalies affecting the Property.  To the best of Sellers knowledge, the Property is currently zoned to allow the existing use thereof.

For purposes of the foregoing, the term “best of Sellers knowledge” shall mean the actual and personal knowledge of Sellers and the Company, or its employees, if any, with current responsibility for the Property, and (i) shall not obligate the Sellers or the Company to carry out any investigation of the matters discussed above, and (ii) does not imply that anyone else's knowledge is imputed to such individuals.  Purchaser’s consummation of the purchase and sale transactions contemplated by this Contract notwithstanding Purchaser’s knowledge of any alleged breach of the foregoing representations and warranties shall be deemed Purchaser’s waiver of the alleged breach.

Section 3.18

No representation or warranty made by the Company and/or Sellers in this Agreement and no exhibit or certificate furnished or to be furnished by the Company and/or Sellers pursuant hereto contains or will contain any untrue statement of material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

Section 4.1.

Fees or Commissions.  Purchaser will be solely responsible to pay its brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

Section 4.2.

Investment Purpose.  Purchaser is acquiring the Interests for their own accounts, for investment only, and not with a view to the resale or other distribution thereof.

Section 4.3.

Authorization of Transaction.  Purchaser has full power and authority to execute and deliver this Agreement and to perform her obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.  Purchaser need not give any notice to, make any filing with, or obtain authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

Section 4.4.

Disclosure.  No representation or warranty made by Purchaser in this Agreement and no exhibit or document furnished or to be furnished by Purchaser pursuant hereto contains or will contain any untrue statement of material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser in writing delivered to Sellers prior to the Closing.

Section 5.1.

Representations and Warranties True as of the Closing Date.  The representations and warranties of Sellers and the Company contained in this Agreement and all representations and warranties set forth in any attached exhibit shall be deemed to have been made again, on and as of the Closing Date, and shall be true and correct as of the Closing Date, as made herein, including the disclosures made in the attached exhibits.

Section 5.2.

Performance by Sellers.  Each of the covenants, agreements, and obligations to be performed by the Company and/or Sellers on or before the Closing Date pursuant to the terms hereof shall have been duly performed on or before the Closing Date.

Section 5.3.

Authority.  All actions required to be taken by the Sellers to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall be duly and validly taken by the Sellers in appropriate order. No transfer of licenses will occur until the Purchaser has Closed and funded Sellers and Sellers have executed sufficient documentation to amend the operating agreement such that it reflects the new ownership structure for Hydro Innovations, LLC.

Prior to Closing, if any one or more of the foregoing conditions precedent to the obligations of Purchaser to consummate this transaction is not fulfilled and satisfied on or before the Closing Date, Purchaser shall provide Sellers with written notice of non-fulfillment and satisfaction, at which time Sellers shall have five (5) days to cure said defect. If defect is curable, and said defect is not cured and Purchaser has not expressly waived in writing the performance and satisfaction of such conditions, then in that event, Purchaser may terminate this Agreement by delivery of notice in writing to Sellers evidencing Purchaser’s election to terminate this Agreement. Upon Closing, all conditions precedent to the obligations of the Purchaser to consummate this transaction shall be deemed satisfied.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Sellers in a writing delivered to Purchaser prior to or at the Closing:

Section 6.1.

Representations and warranties true as of the Closing Date.  The representations and warranties of Purchaser contained in this agreement and all representations and warranties set forth in any attached exhibits shall be deemed to have been made again on and as of the Closing Date, and shall be true and correct as of the Closing Date, as made herein, including the disclosures made in the attached exhibits.

Section 6.2.

Performance by Purchaser.  Each of the covenants, agreements, and obligations to be performed by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed or will be performed or cured not later than the Closing Date.

Section 6.3.

Authority.  All actions required to be taken by Purchaser to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

Prior to closing, if any one or more of the foregoing conditions precedent to the obligations of Sellers to consummate this transaction is not fulfilled and satisfied on or before the Closing Date, unless Sellers expressly waives in writing the performance and satisfaction of such conditions, then in that event, Sellers may terminate this Agreement by delivery of notice in writing to Purchaser evidencing Sellers election to terminate this Agreement. Upon Closing, all conditions precedent to the obligations of the Sellers to consummate this transaction shall be deemed satisfied.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

Section 7.1.

Nature and Survival of Representations.  All covenants, representations, and warranties of Purchaser and Sellers and the Company made in this Agreement or as provided herein shall survive the Closing Date unless such covenants, representations, and warranties of Purchaser and Sellers and the Company made in this Agreement were not known, or should not have reasonably been known to the Purchaser and Sellers and the Company at the time of Closing.

Section 7.2.

Indemnification.

(a)

Sellers shall defend, indemnify, and hold Purchaser harmless from, against, and in respect of any and all actions, suits proceedings, claims, demands, assessments, judgments, costs, and expenses (including reasonable fees and expenses of Purchaser’s counsel) which resulted from the Company and/or Sellers unreasonable or negligent conduct that occurred any time prior to Closing.  The parties agree that Purchaser may set off, deduct or otherwise credit any payments that may be due from Purchaser to Sellers from any potential liability, claim, injury or damage, until final resolution thereof.

(b)

Purchaser will defend, indemnify, and hold Sellers harmless from, against, and in respect of (i) any and all liabilities, losses, damages, deficiencies, or expenses resulting from any misrepresentation, omission, breach of warranty, breach of contract, or non-fulfillment of any agreement by Purchaser and/or the Company which arise due to their operation of the Company after the Closing Date, (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses (including reasonable fees and expenses of Seller’s counsel) directly related to any of the foregoing, and (iii) any and all actions, suits proceedings, claims, demands, assessments, judgments, costs, and expenses (including reasonable fees and expenses of Seller’s counsel) which resulted from Purchaser’s conduct that occurred any time after Closing.

(c)

Notice of Claim. Upon obtaining knowledge thereof, the party to be indemnified (the “Indemnified Party”) shall promptly notify the party which is required to provide indemnification (the “Indemnifying Party”) in writing of any Claim which the Indemnified Party has determined has given rise or could give rise to a claim under this Article VI (such written notice being hereinafter referred to as a “Notice of Claim”). A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification.

(d)

Defense of Third Party Claims. With respect to any claim or demand set forth in a Notice of Claim relating to a third party claim, the Indemnifying Party promptly and diligently shall take such actions as reasonably may be required to defend or settle such claims and shall keep the Indemnified Party advised of the current status thereof.  The Indemnified Party, at the Indemnifying Party’s expense, reasonably shall cooperate with the Indemnifying Party’s defense, and the Indemnifying Party reasonably shall consider the Indemnified Party’s advice and permit the Indemnified Party to participate in such defense at the election of the Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.

Expenses, Transfer Taxes.  Purchaser and Sellers each shall pay their respective costs, fees, and expenses incurred in connection with negotiation and preparation of this Agreement and the transactions contemplated hereby including, without limitation, all fees of legal counsel, appraisers, and accountants, whether or not such transactions are consummated hereunder.

Section 8.2.

Publicity.  None of the parties shall issue any press release or public announcement of any of the transactions contemplated by this Agreement except as may be required under Federal or State Securities Laws or by mutually agreed to in writing as to timing and content by the parties hereto and except as to Seller renouncing personal guarantees.

Section 8.3.

Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person and receipted for, by qualified independent courier evidenced by such courier’s receipt, or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Sellers: Brandy and Stephen Keen

and to their Counsel or chosen representative:

Slater Pugh Law

8400 N Mopac Expy #100,

Austin, TX 78759

(512) 472-2431

If to Purchaser: SURNA, Inc.

and to their Counsel or chosen representative:

Tae Darnell

1780 55th St., Unit C

Boulder, CO 80301

tae@surna.com

Section 8.4.

Entire Agreement; Amendment.  This Agreement constitutes the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings.  Except as set forth herein or in any of the attached exhibits, no party is making any representation or warranty to any other party.  This Agreement may be amended or modified only by written document signed by the parties.

Section 8.5.

Counterparts.  This Agreement may be executed by facsimile and in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.6.

Governing Law.  This Agreement shall be governed by and construed in accordance with laws of the State of Colorado.

Section 8.7.

Gender.  Any reference herein to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

Section 8.8.

Non-Waiver.  Any of the terms and conditions of this Agreement may be waived at any time and from time to time only in writing by the party entitled to the benefit thereof without affecting any other terms and conditions of this Agreement.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 8.9.

Captions.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10.

Binding Effect.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective parties, their successors, and legal representatives.  Except as otherwise expressly provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm, or Company, other than the parties, any right or remedy hereunder or by reason hereof.

Section 8.11.

Severability.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any of the remaining terms or provisions hereof.

Section 8.12.

No Assignment.  This Agreement may not be assigned by operation of law or otherwise without the written consent of the other parties hereto.

Section 8.13.

Default, Breach and Remedies.  Time is of the essence hereof.  If the Note, Earnest Money  or any other payment due herein is not paid, honored or tendered when due, or if any other obligation herein is not performed as herein provided, there shall be the following remedies:

A.

IF PURCHASER IS IN DEFAULT.  Sellers’ sole remedy is to treat this Agreement as terminated, in which event all payments and things of value received herein shall be forfeited by Purchaser and retained by Sellers.  It is agreed that the Earnest Money and such payments and things of value are reasonable liquidated damages and not a penalty.

B.

IF SELLERS ARE IN DEFAULT.  Purchaser may elect to treat this Agreement terminated, in which case all payments and things of value received herein shall be returned to Purchaser, or Purchaser may elect to specifically enforce the Agreement.

C.

FEES AND COSTS.  Anything to the contrary herein notwithstanding, in the event of any litigation or arbitration arising out of this Agreement, the court or tribunal shall award to the prevailing party all reasonable costs and expenses, including attorneys' fees.

Section 8.14.

Modification of Operating Agreement.  The parties agree to modify and amend the operating agreement of the Company to contain dead lock provisions, restriction on transferability of membership interests, and other such terms and conditions where necessary and, if not accommodated prior to Closing, have a competent court of jurisdiction insert comparable terms if necessary.

Section 8.15

Contingency. The parties agree that this agreement is specifically contingent upon the Audit and Valuation as defined herein.

IN WITNESS WHEREOF, Sellers have executed and delivered this Agreement and Purchaser has caused this Agreement to be executed and delivered by their duly authorized officers on the day and year first written above.

PURCHASER: SURNA, INC.	SELLERS: Hydro Innovations, LLC

/s/ Thomas Bollich	/s/ Stephen Keen
Thomas Bollich - CEO	Stephen Keen - Owner

/s/ Douglas McKinnon	/s/ Brandy Keen
Douglas McKinnon - Director	Brandy Keen - Owner

Exhibit B

(good will, fixtures, personal property, assets, intellectual property, licenses, permits, trade names, and other items of value)

1.

Customer Lists

2.

Warehouse Equipment

3.

Inventory

4.

Intellectual Property

5.

Camera and Security Systems

6.

Leaseholds and Real Property

7.

Bookkeeping records

8.

Relevant Licenses

9.

Operating agreements and

10.

Any and all other relevant documents, materials or physical properties